NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 28, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 17, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Squarespace, Inc. and Spaceship Group MergerCo, Inc., a wholly owned subsidiary of Spaceship Purchaser, Inc., which are affiliates of Permira Advisers LLC, became effective before market open on October 17, 2024. Each share of Class A Common Stock of Squarespace, Inc. was converted into $46.50 per Share in cash, without interest and subject to deduction for any required tax withholding. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 17, 2024.